Exhibit 99.1

NEWS RELEASE
CONTACT:                      Lara Mahoney
440-329-6393

INVACARE CORPORATION REPORTS IMPROVED EARNINGS IN 2010 AND PROJECTS STRENGTHENING REVENUE GROWTH AND EARNINGS IN 2011

ELYRIA, Ohio – (February 3, 2011) – Invacare Corporation (NYSE: IVC) today announced its financial results for the quarter and year ended December 31, 2010 and provided guidance for 2011.

CEO SUMMARY

Commenting on Invacare's 2010 results, Gerald B. Blouch, President & Chief Executive Officer, stated, “Throughout 2010, Invacare made progress on its strategic goal to transform from a holding company of regionally focused business units into an agile global enterprise.  This ongoing initiative will better position Invacare for growth and will make the Company more efficient in dealing with economic volatility and margin pressures.  While the Company focused on this strategic goal, it also delivered strong results for 2010.  The Company increased adjusted earnings per share(a) by 16% to $1.84, which is the third year in a row of double digit percentage growth.  The Company exceeded the high end of its guidance on free cash flow(c) by $14.9 million, generating $104.9 million.  Also in 2010, Invacare’s focus on sales growth moved the Company back into positive organic net sales growth at 1% for the year.”

Focusing on guidance, Blouch continued, “For 2011, Invacare is forecasting organic net sales growth of 2% to 4% and operating margin expansion resulting from the Company’s globalization strategy.  Adjusted earnings per share(a) is expected to be $2.05 to $2.15, which anticipates continued volatility related to foreign exchange as well as the potential for continued increases in freight and commodity costs, which we are actively managing.  The Company also will realize a higher effective tax rate in 2011 on adjusted pre-tax earnings, because it expects to see continued improvements in its businesses in the United States. In addition, the Company plans to generate between $85 and $95 million in free cash flow(c) in 2011 that it expects to use to pay down debt, buy back common stock or pursue acquisitions as appropriate.”

HIGHLIGHTS FOR THE FOURTH QUARTER AND YEAR

•
As a result of charges related to the Company’s decision to extinguish higher interest rate debt, earnings per share on a GAAP basis decreased 60% for the quarter to $0.22 versus $0.55 last year and decreased 40% for the year to $0.78 versus $1.29 last year.  The 2010 results were negatively impacted by $0.43 per share ($14.2 million net after-tax expense) for the quarter and $1.11 per share ($36.3 million net after-tax expense) for the year related to the early debt extinguishment charges.

•	Adjusted earnings per share(a) increased 3% for the quarter to $0.65 versus $0.63 last year and increased 16% for the year to $1.84 versus $1.58 last year
•	Free cash flow(c) for the quarter was $41.7 million as compared to $61.8 million last year and for the year was $104.9 million as compared to $141.6 million last year
•	Organic net sales increased 1.6% for the quarter and 1.0% for the year
•	Adjusted EBITDA(d) of $42.3 million for the quarter and $146.1 million for the year
•	Reduction in debt outstanding of $50.4 million for the year, leading to an improved ratio of debt to adjusted EBITDA(d) of 1.9, as compared to 2.2 for the fourth quarter of last year

CONSOLIDATED RESULTS

Earnings per share on a GAAP basis for the fourth quarter were $0.22 ($7.2 million net earnings) as compared to earnings per share for the same period last year of $0.55 ($17.6 million net earnings).  Current quarter GAAP earnings per share were negatively impacted by $0.43 per share ($14.2 million net after-tax expense) for early debt extinguishment charges.  Net earnings for the quarter on a GAAP basis for 2009 were unfavorably impacted by asset write-downs related to investments and intangible assets of $0.22 per share ($6.9 million after-tax expense) and write-down of deferred financing fees as a result of early extinguishment of debt of $0.09 per share ($2.9 million after-tax expense). Adjusted earnings per share(a) were $0.65 for the fourth quarter of 2010 as compared to $0.63 for the fourth quarter of 2009.  Adjusted net earnings(b) for the quarter were $21.3 million versus $20.3 million for the fourth quarter last year.  Adjusted net earnings(b) for the quarter were positively impacted by net sales growth and reduced interest expense partially offset by a slightly reduced gross margin, higher selling, general and administrative (SG&A) expenses and a significant increase in effective tax rate on adjusted pre-tax earnings.  The Company’s reduced interest expense in the quarter reflects the pay down of higher interest rate debt throughout the year.

Net sales for the quarter increased 0.7% to $451.5 million versus $448.6 million last year.  Foreign currency translation decreased net sales by 1.5 percentage points and an acquisition increased net sales by 0.6 of a percentage point. Organic net sales for the quarter increased 1.6% over the same period last year driven by organic net sales increases for Invacare Supply Group (ISG), Europe and Institutional Products Group (IPG), partially offset by organic net sales declines in Asia/Pacific and North America/Home Medical Equipment (HME).

Gross margin as a percentage of net sales for the fourth quarter was lower by 0.5 of a percentage point compared to last year’s fourth quarter.  The margin decline was related to commodity cost increases, increased freight costs and unfavorable foreign currency transactions partially offset by reduced warranty expense.  Gross margins for North America/HME and ISG segments were favorable compared to last year’s fourth quarter with Europe, IPG and Asia Pacific segments unfavorable.

Selling, general and administrative expense increased 0.1% to $103.4 million in the quarter compared to $103.2 million in the fourth quarter last year.  Foreign currency translation decreased SG&A expense by 0.8 of a percentage point while an acquisition increased SG&A expense by 1.9 percentage points.  Excluding foreign currency translation and acquisitions, SG&A expense was down compared to the fourth quarter of last year by 1.0%.  Decreased depreciation and amortization expense, favorable foreign currency transactions, and a reduction in bad debt were partially offset by increased associate costs and legal expenses related to enforcement of intellectual property rights.

The effective tax rate on a GAAP basis for the fourth quarter includes the benefit of reversing net tax accruals as a result of tax audit settlements and adjustments to tax valuation allowances, which yielded a combined one-time net benefit of $4.4 million for the quarter ended December 31, 2010.

Earnings per share on a GAAP basis for the year ended December 31, 2010 were $0.78 ($25.3 million net earnings) as compared to earnings per share for the same period last year of $1.29 ($41.2 million net earnings).  GAAP earnings per share for 2010 were negatively impacted by $1.11 per share ($36.3 million net after-tax expense) from early debt extinguishment charges.  Net earnings on a GAAP basis for 2009 were unfavorably impacted by asset write-downs related to investments and intangible assets of $0.25 per share ($7.9 million after-tax expense) and write-down of deferred financing fees as a result of early extinguishment of debt of $0.09 per share ($2.9 million after-tax expense).  Adjusted earnings per share(a) were $1.84 for the year ended December 31, 2010 as compared to $1.58 for the same period last year.  Adjusted net earnings(b) for the year ended December 31, 2010 were $59.9 million versus $50.7 million last year.  Adjusted net earnings(b) for 2010 were positively impacted by net sales growth, cost reduction activities and reduced net interest expense, which were partially offset by increased SG&A expenses and an increased effective tax rate on adjusted pre-tax earnings.

Net sales for the year ended December 31, 2010 increased 1.7% to $1.72 billion versus $1.69 billion last year.  Foreign currency translation increased net sales by 0.3 of a percentage point and an acquisition increased net sales by 0.4 of a percentage point. Organic net sales for the year ended December 31, 2010 increased 1.0% over the same period last year.

NORTH AMERICA/HOME MEDICAL EQUIPMENT (HME)

For the quarter ended December 31, 2010, North America/HME net sales increased 1.6% to $191.6 million compared to $188.6 million in the same period last year, driven by increases in Standard and Rehab product lines partially offset by declines in Respiratory product lines.  Organic net sales for North America/HME decreased 0.2%, as foreign currency translation increased net sales 0.3 of a percentage point and an acquisition increased net sales by 1.5 percentage points.  Standard product line net sales for the fourth quarter increased 7.7% compared to the fourth quarter of last year, driven by increased volumes in standard wheelchairs, beds and therapeutic support surfaces.  Rehab product line net sales increased by 3.7% compared to the fourth quarter last year, driven primarily by volume increases in custom power products.  Respiratory product line net sales decreased 22.1%, primarily driven by lower sales of both concentrators and HomeFill® oxygen delivery systems to national providers.  Respiratory sales were unusually slow in the fourth quarter, as providers leveraged their existing oxygen inventory in light of uncertainty related to the implementation of National Competitive Bidding.

For the fourth quarter, North America/HME earnings before income taxes were $17.5 million as compared to earnings before income taxes of $14.1 million last year. The $3.4 million increase in earnings before income taxes was principally the result of cost reduction activities and reduced interest expense partially offset by increased SG&A spending, primarily in associate costs.

For the year ended December 31, 2010, North America/HME net sales decreased 0.1% to $747.6 million compared to $748.4 million last year.  Organic net sales decreased by 1.7 percentage points, as foreign currency translation increased net sales by 0.7 of a percentage point and an acquisition increased net sales by 0.9 of a percentage point. Earnings before income taxes were $54.6 million as compared to earnings before income taxes of $39.4 million last year, excluding 2009 restructuring charges of $0.3 million pre-tax. The $15.2 million increase in earnings before income taxes was primarily the result of cost reduction activities and reduced interest expense partially offset by increased SG&A spending, primarily in associate costs.

INVACARE SUPPLY GROUP (ISG)

ISG net sales for the fourth quarter increased 5.5% to $79.8 million compared to $75.6 million for the same period last year.  The net sales increase was primarily in incontinence, ostomy, enteral and urological products.  Earnings before income taxes for the fourth quarter increased to $3.1 million as compared to $1.9 million last year primarily as a result of volume increases and cost reduction initiatives including freight cost reduction programs partially offset by increased SG&A, primarily in bad debt expense.

For the year ended December 31, 2010, ISG net sales increased 6.1% to $297.5 million compared to $280.3 million for the same period last year.  Earnings before income taxes for the year ended December 31, 2010 increased to $7.5 million as compared to $5.4 million last year, excluding 2009 restructuring charges of $0.1 million pre-tax, primarily as a result of volume increases, cost reduction initiatives including freight and distribution, partially offset by unfavorable product mix to lower margin diabetic and ostomy products and increased SG&A, primarily in bad debt expense.

INSTITUTIONAL PRODUCTS GROUP (IPG)

IPG net sales for the fourth quarter increased by 7.1% to $23.5 million compared to $22.0 million last year.  Foreign currency translation increased net sales by 0.3 of a percentage point.  Organic net sales increased 6.8% driven by increased net sales to large nursing home chains primarily for institutional beds and dialysis chairs.  Earnings before income taxes decreased to $2.3 million as compared to $2.4 million last year, excluding 2009 restructuring charge adjustments of $0.1 million pre-tax, as a result of increased freight costs, higher SG&A expense, primarily in associate costs and unfavorable foreign exchange impact related to the strengthening of the Canadian dollar, partially offset by improved volumes.

For the year ended December 31, 2010, IPG net sales decreased 1.3% to $88.3 million compared to $89.4 million for the same period last year.  Organic net sales decreased 2.0% as foreign currency translation increased net sales by 0.7 of a percentage point.  Earnings before income taxes were $9.3 million for the year ended December 31, 2010 as compared to $9.3 million last year, excluding 2009 restructuring charges of $0.1 million pre-tax. Earnings before income taxes were unchanged principally as a result of increased SG&A expense offset by lower interest expense.

EUROPE

For the fourth quarter, European net sales decreased 4.4% to $136.6 million versus $142.9 million last year.  Foreign currency translation decreased net sales by 6.2 percentage points.  Organic net sales for the quarter increased 1.8 percentage points attributable to net sales growth primarily in Sweden, France and the U.K. and increases in Standard and Respiratory product lines.  For the fourth quarter, earnings before income taxes were $12.8 million as compared to $12.1 million last year, excluding 2009 restructuring charges of $0.8 million pre-tax.   Excluding the impact of an intangible write-down in 2009, earnings before income taxes decreased slightly largely attributable to increased freight costs and unfavorable foreign currency transactions partially offset by volume increases and cost reduction activities including reduced SG&A expenses.

For the year ended December 31, 2010, European net sales increased 0.6% to $506.1 million compared to $503.1 million for the same period last year.  Organic net sales increased 2.5% as foreign currency translation decreased net sales by 1.9 percentage points.   Earnings before income taxes for the year ended December 31, 2010 increased to $39.3 million as compared to $37.9 million last year, excluding 2009 restructuring charges of $3.3 million pre-tax. The increase in earnings before income taxes was a result of volume increases and cost reduction activities, partially offset by increased freight costs and unfavorable foreign currency transactions.

ASIA/PACIFIC

For the fourth quarter, Asia/Pacific net sales increased 2.3% to $20.0 million versus $19.6 million last year.  Organic net sales for the quarter decreased 3.2% as foreign currency translation increased net sales by 5.5 percentage points.  The organic net sales decline was driven by the Company’s Australian distribution business which continued to have lower sales due in large part to weak demand from long-term care facilities which continued to delay capital purchases and at the Company’s subsidiary which produces microprocessor controllers. For the fourth quarter, earnings before income taxes were $0.5 million as compared to $1.6 million last year, excluding 2009 restructuring charges of $0.1 million pre-tax.  The decrease in earnings is primarily attributable to volume declines, increased research and development expenses, increased SG&A expense related to associate costs and unfavorable foreign currency transactions.

For the year ended December 31, 2010, Asia/Pacific net sales increased 14.9% to $82.6 million compared to $71.9 million for the same period last year.  For the year, organic net sales increased 2.0% as foreign currency translation increased net sales by 12.9 percentage points.  Earnings before income taxes for the year ended December 31, 2010 increased to $6.8 million as compared to $2.8 million last year, excluding 2009 restructuring charges of $1.2 million pre-tax, primarily as a result of volume increases and favorable foreign currency transactions partially offset by increased SG&A expense primarily related to associate costs.

FINANCIAL CONDITION

Total debt outstanding (including the debt discount as described below) was $271.2 million at December 31, 2010 as compared to $321.6 million at December 31, 2009.  The Company’s balance sheet reflects the adoption of Convertible Debt, ASC 470-20.  As a result of adopting Convertible Debt, ASC 470-20, the Company recorded a debt discount, which reduced debt and increased equity by $25.1 million as of December 31, 2010 and by $48.3 million as of December 31, 2009.  The debt discount decreased $1.9 million during the quarter, primarily as a result of the extinguishment of convertible debt.

The generation of strong free cash flow(c) during the year allowed the Company to reduce debt outstanding by $50.4 million.  The Company used the new revolving credit facility it obtained in the fourth quarter to redeem the remaining $146 million of its outstanding 9 ¾% senior notes.  The Company’s cash and cash equivalents at December 31, 2010 were $48.5 million compared to $37.5 million at the end of last year.  The Company’s ratio of debt to adjusted EBITDA(d) improved to 1.9 as of December 31, 2010, as compared to 2.2 as of December 31, 2009.

The Company reported $41.7 million of free cash flow(c) in the fourth quarter of 2010 as compared to $61.8 million of free cash flow(c) in the fourth quarter of 2009.  The principal drivers of free cash flow(c) in the fourth quarter were improved profitability and better working capital management.  The Company used a portion of this free cash flow(c) to buy back 205,000 shares of the Company’s common stock during the fourth quarter. Free cash flow(c) of $104.9 million in 2010 proved to be another strong performance for the Company even though it was less than 2009’s free cash flow(c) of $141.6 million.

Days sales outstanding were 50 days at the end of the fourth quarter of 2010 versus 52 days at the end of last year.  Inventory turns at the end of the fourth quarter of 2010 were unchanged from the end of last year at 6.2.

OUTLOOK

Invacare returned to organic net sales growth in 2010 and plans to increase the growth rate in 2011.  As the Company shifts to a global operating model, it intends to leverage its regional product strengths into its other geographic markets. For example, the Company will be introducing a new bath lift in the United States that was developed and has already enjoyed success in Europe.  The Company also has identified a number of internal opportunities to reduce complexity and drive organic net sales.  For instance, the Company is integrating its Motion Concepts seating and positioning subsidiary with its existing Invacare® branded seating products.  The combined efforts of the Invacare and Motion Concepts teams will lead to improved product design through one product development center, an enhanced sales organization that is focused on one united goal, and greater ease in sales and technical support for customers. Similarly, the Company will deploy its research and development efforts more efficiently to accelerate new product introductions that are expected to show benefits during the year.  For instance, the new Invacare® FDX® power wheelchair, launched in Europe and the United States in 2010, is the Company’s first global power wheelchair platform and it has already started to gain traction with clinicians and providers.

The Company will benefit from interest savings in 2011, as a result of paying down higher interest rate debt, namely the $146 million of 9 ¾% senior notes retired in the fourth quarter of 2010. However, this benefit will be partially offset by a number of items.  First, the new revolving credit facility bears a higher interest rate than the previous revolving credit facility.  Second, the Company’s indebtedness has increased as a result of the debt finance charges, premium and fees paid during 2010 to extinguish the previous debt structure.  In addition, the new credit facility affords Invacare the opportunity to pursue acquisitions or buy back Company stock.

The Company’s organic net sales growth and interest savings will likely be partially offset by the potential for continued increases in freight and commodity costs, particularly in aluminum and steel, which are already being incurred in 2011. Additionally, as Invacare plans for its business in the United States to continue to improve, the Company’s overall effective tax rate on adjusted pre-tax earnings will increase, since the United States tax rate is the highest of the countries in which it does business.  The Company anticipates continued volatility related to foreign exchange rates which could be a benefit or a detriment.  It also will manage potential increases in LIBOR rates by potentially fixing some of its exposure.

In regards to reimbursement, the Company is mindful of three key issues.  In the United States, the Centers for Medicaid and Medicare Services is moving forward with National Competitive Bidding in the first nine metropolitan areas.  While the Company expects this to be neutral to earnings in 2011, it will remain judicious in its extension of credit to customers and it will monitor whether other payors begin to model their payments on this system. The Company also will closely watch State Medicaid budgets and how deficits may impact coverage and payments for home medical equipment and institutional care products.  In the European segment, there is discussion by the French government of reduced wheelchair reimbursement in the second half of 2011. This issue was originally anticipated to occur in 2010, but it was delayed.

In December 2010, the Company received a warning letter from the Food and Drug Administration (FDA) related to documentation and procedures at the Company’s Sanford, Florida, facility.  The letter does not call into question the safety or efficacy of Invacare products, and production has not been impacted.  In fact, of the complaints that are detailed in the letter to illustrate the FDA’s points on documentation, investigations to date show that no injuries or deaths were caused by a product defect. That said, the Company does have areas to improve and it is taking these issues very seriously. The Company has added resources to ensure it is addressing all of the FDA’s concerns in a timely manner.  The costs related to making the process improvements are not expected to be material and have been included in the Company’s 2011 operating plan and guidance.

With these factors in mind, the Company is providing the following guidance for 2011:

•	Organic net sales growth of 2% to 4%;

•	Adjusted earnings per share(a) of $2.05 to $2.15;

•	Free cash flow(c) between $85 million and $95 million;

•	Effective tax rate of approximately 30% on adjusted pre-tax annual earnings, up from 26.4% in 2010 due to expected performance improvement in the United States; and

•	Adjusted EBITDA(d) between $145 million and $155 million.

(a) Adjusted earnings per share (EPS) is a non-GAAP financial measure which is defined as adjusted net earnings(b) divided by adjusted weighted average shares outstanding – assuming dilution, excluding the dilutive impact of the convertible debt.  The Company is including the dilutive effect of shares necessary to settle the conversion spread on its convertible debentures in the GAAP earnings per share calculation.  The share adjustment is 391,000 and 163,000 shares for the three and twelve months ended December 31, 2010, respectively. For adjusted earnings per share, the Company has excluded the shares from the calculation as it intends to satisfy any conversion spread using cash, as opposed to stock. The Company believes this exclusion is relevant in computing adjusted earnings per share as a supplementary non-GAAP financial measure used by financial analysts to meaningfully evaluate operating performance. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Operations included in this press release.

(b) Adjusted net earnings is a non-GAAP financial measure which is defined as net earnings excluding the impact of restructuring charges ($0.7 million and $4.8 million pre-tax for the three and twelve months ended December 31, 2009), amortization of the convertible debt discount recorded in interest expense ($0.7 million and $3.2 million pre-tax for the three and twelve months ended December 31, 2010 compared to $1.1 million and $4.1 million pre-tax for the three and twelve months ended December 31, 2009), asset write-downs related to investments and intangible assets ($7.4 million pre-tax for the three and twelve months ended December 31, 2009), loss on debt extinguishment including debt finance charges and fees ($18.0 million and $40.2 million pre-tax for the three and twelve months ended December 31, 2010 compared to $2.9 million for both the three and twelve months ended December 31, 2009) and changes in tax valuation allowances.  This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Operations included in this press release.

(c) Free cash flow is a non-GAAP financial measure which is defined as net cash provided by operating activities, excluding cash related restructuring activities, less purchases of property and equipment, net of proceeds from sales of property and equipment.  This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Balance Sheets included in this press release.

(d) Adjusted EBITDA or adjusted earnings before interest, taxes, depreciation and amortization is a non-GAAP financial measure which is defined as net earnings excluding the following:  interest expense, income taxes, depreciation and amortization, as further adjusted to exclude restructuring charges, amortization of the convertible debt discount (recorded in interest expense), bank fees, stock option expense and loss on debt extinguishment including debt finance charges and fees.  This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Operations included in this press release.

Invacare Corporation (NYSE:IVC), headquartered in Elyria, Ohio, is the global leader in the manufacture and distribution of innovative home and long-term care medical products that promote recovery and active lifestyles.  The Company has 6,300 associates and markets its products in approximately 80 countries around the world.  The Company was named to the 2010 Fortune 1000 list and to the 2010 IndustryWeek U.S. Manufacturing 500.  For more information about the Company and its products, visit Invacare's website at www.invacare.com.

This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Terms such as “will,” “should,” “could”, “plan,” “intend,” “expect,” “continue,” “forecast,” “believe,” “anticipate” and “seek,” as well as similar comments, are forward-looking in nature.  Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict.  Actual results and events may differ significantly from those expressed or anticipated as a result of risks and uncertainties which include, but are not limited to, the following: adverse changes in government and other third-party payor reimbursement levels and practices (such as, for example, the Medicare bidding program covering nine metropolitan areas beginning in 2011 and an additional 91 metropolitan areas beginning in 2013), impacts of the U.S. health care reform legislation that was recently enacted (such as, for example, the excise tax beginning in 2013 on medical devices, together with further regulations to be promulgated by the U.S. Secretary of Treasury, if adopted); the uncertain impact on the Company’s providers, on the Company’s suppliers and on the demand for the Company’s products resulting from the current global economic conditions and general volatility in the credit and stock markets; loss of key health care providers; exchange rate and tax rate fluctuations; inability to design, manufacture, distribute and achieve market acceptance of new products with higher functionality and lower costs; consolidation of health care providers and the Company’s competitors; lower cost imports; uncollectible accounts receivable; difficulties in implementing/upgrading Enterprise Resource Planning systems; risks inherent in managing and operating businesses in many different foreign jurisdictions; ineffective cost reduction and restructuring efforts; potential product recalls; legal actions or regulatory proceedings and governmental investigations (including, for example, compliance costs or other adverse effects arising from FDA or other regulatory enforcement actions); product liability claims; possible adverse effects of being leveraged, which could impact the Company’s ability to raise capital, limit its ability to react to changes in the economy or the health care industry or expose the Company to interest rate or event of default risks; increased freight costs; inadequate patents or other intellectual property protection; extensive government regulation of the Company’s products; failure to comply with regulatory requirements or receive regulatory clearance or approval for the Company’s products or operations in the United States or abroad; incorrect assumptions concerning demographic trends that impact the market for the Company’s products; decreased availability or increased costs of materials which could increase the Company’s costs of producing or acquiring the Company’s products, including possible increases in commodity costs; the loss of the services of the Company’s key management and personnel; inability to acquire strategic acquisition candidates because of limited financing alternatives; increased security concerns and potential business interruption risks associated with political and/or social unrest in foreign countries where the Company’s facilities or assets are located; provisions of Ohio law or in the Company’s debt agreements, shareholder rights plan or charter documents that may prevent or delay a change in control, as well as the risks described from time to time in Invacare’s reports as filed with the Securities and Exchange Commission.  Except to the extent required by law, we do not undertake and specifically decline any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.

INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In thousands, except per share data)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Net sales	$451,537	$448,569	$1,722,081	$1,693,136
Cost of products sold *	317,666	313,352	1,212,440	1,199,942
Gross profit	133,871	135,217	509,641	493,194
Selling, general and administrative expense	103,370	103,229	411,513	398,646
Loss on debt extinguishment including debt finance charges and associated fees	18,019	2,878	40,164	2,878
Asset write-downs to intangibles and investments	-	7,410	-	8,409
Charge related to restructuring activities	-	749	-	4,506
Interest expense – net	3,084	6,456	19,923	31,476
Earnings before income taxes	9,398	14,495	38,041	47,279
Income taxes (benefit)	2,150	(3,150)	12,700	6,100
Net earnings	$7,248	$17,645	$25,341	$41,179

Net earnings per share – basic	$0.22	$0.55	$0.78	$1.29
Weighted average shares outstanding – basic	32,406	32,039	32,393	31,969

Net earnings per share – assuming dilution	$0.22	$0.55	$0.78	$1.29
Weighted average shares outstanding – assuming dilution	33,074	32,114	32,694	31,996

*Cost of products sold includes inventory markdowns resulting from restructuring of $298 for both the three- and twelve-month periods ending December 31, 2009.

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET EARNINGS TO ADJUSTED EBITDA (1)

(In thousands)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Net earnings	$7,248	$17,645	$25,341	$41,179
Interest expense	3,313	7,054	20,647	33,150
Income taxes (benefit)	2,150	(3,150)	12,700	6,100
Depreciation and amortization	9,592	10,710	36,804	40,562
EBITDA	22,303	32,259	95,492	120,991
Restructuring charges	-	749	-	4,804
Bank fees	1,125	890	4,268	3,775
Asset write-downs to intangibles and investments	-	7,410	-	7,410
Loss on debt extinguishment including debt finance charges and associated fees	18,019	2,878	40,164	2,878
Stock option expense	842	1,185	6,135	4,495
Adjusted EBITDA(1)	$42,289	$45,371	$146,059	$144,353

(1) Adjusted EBITDA or earnings before interest, taxes, depreciation and amortization is a non-GAAP financial measure which is defined as net earnings excluding the following:  interest expense, income taxes, depreciation and amortization, as further adjusted to exclude restructuring charges, bank fees, stock option expense, amortization of the convertible debt discount (recorded in interest expense), asset write-downs for investments and intangible assets and loss on debt extinguishment including debt finance charges and fees.  It should be noted that the Company’s definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EBITDA in the same manner.  The Company believes that these types of exclusions are also recognized by the industry in which it operates as relevant in computing Adjusted EBITDA as a supplementary non-GAAP financial measure widely used by financial analysts and others in the Company’s industry to meaningfully evaluate a company’s future operating performance and cash flow.  Moreover, the definition of Adjusted EBITDA as presented herein also may be useful in reflecting certain debt covenant measurements under the Company’s previous senior secured credit facility as well as the Company’s new revolving credit facility.  In addition to these recognized purposes, the Company also uses EBITDA and Adjusted EBITDA to evaluate the Company’s performance.

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET EARNINGS PER SHARE
TO ADJUSTED EARNINGS PER SHARE (2)

(In thousands, except per share data)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Net earnings per share – assuming dilution	$0.22	$0.55	$0.78	$1.29
Weighted average shares outstanding – assuming dilution	33,074	32,114	32,694	31,996
Net earnings	$7,248	$17,645	$25,341	$41,179
Income taxes (benefit)	2,150	(3,150)	12,700	6,100
Earnings before income taxes	9,398	14,495	38,041	47,279
Restructuring charges	-	749	-	4,804
Amortization of discount on convertible debt	711	1,080	3,198	4,142
Asset write-downs to intangibles and investments	-	7,410	-	7,410
Loss on debt extinguishment, including debt finance charges and associated fees	18,019	2,878	40,164	2,878
Adjusted earnings before income taxes	28,128	26,612	81,403	66,513
Income taxes	6,850	6,300	21,500	15,800
Adjusted net earnings	$21,278	$20,312	$59,903	$50,713

Weighted average shares outstanding – assuming dilution	33,074	32,114	32,694	31,996
Less: Diluted shares related to convertible debt	(391)	-	(163)	-
Adjusted weighted average shares outstanding – assuming dilution	32,683	32,114	32,531	31,996
Adjusted earnings per share – assuming dilution(2)	$0.65	$0.63	$1.84	$1.58

(2) Adjusted Earnings per share (EPS) is a non-GAAP financial measure which is defined as net earnings excluding the impact of restructuring charges, amortization of the convertible debt discount (recorded in interest expense), changes in tax valuation allowances, asset write-downs for investments and intangible assets and loss on debt extinguishment including debt finance charges and fees divided by adjusted weighted average shares outstanding – assuming dilution, which excludes the dilutive impact of the convertible debt.  The Company is including the dilutive effect of shares necessary to settle the conversion spread on its convertible debentures in the GAAP earnings per share calculation.  The share adjustment is 391,000 and 163,000 shares for the three and twelve months ended December 31, 2010, respectively. For Adjusted EPS, the Company has excluded these shares from the calculation as it intends to satisfy the conversion spread using cash, as opposed to stock. The Company believes this exclusion is relevant in computing adjusted earnings per share as a supplementary non-GAAP financial measure used by financial analysts to meaningfully evaluate operating performance.  It should be noted that the Company’s definition of Adjusted EPS may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EPS in the same manner.  The Company believes that these types of exclusions are also recognized by the industry in which it operates as relevant in computing Adjusted EPS as a supplementary non-GAAP financial measure used by financial analysts and others in the Company’s industry to meaningfully evaluate operating performance.

Business Segments - The Company operates in five primary business segments:  North America / Home Medical Equipment (“HME”), Invacare Supply Group, Institutional Products Group, Europe and Asia/Pacific.  The five reportable segments represent operating groups, which offer products to different geographic regions.  Intersegment revenue for reportable segments was $32,316,000 and $132,743,000 for the three and twelve months ended December 30, 2010 and $34,179,000 and $116,006,000 for the three and twelve months ended December 30, 2009, respectively.  The information by segment is as follows:

(In thousands)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Revenues from external customers
North America / HME	$191,599	$188,550	$747,599	$748,401
Invacare Supply Group	79,772	75,607	297,517	280,295
Institutional Products Group	23,506	21,954	88,261	89,423
Europe	136,623	142,875	506,069	503,084
Asia/Pacific	20,037	19,583	82,635	71,933
Consolidated	$451,537	$448,569	$1,722,081	$1,693,136

Earnings (loss) before income taxes
North America / HME	$17,469	$14,129	$54,586	$39,115
Invacare Supply Group	3,099	1,932	7,547	5,374
Institutional Products Group	2,256	2,492	9,258	9,213
Europe	12,748	11,292	39,344	34,685
Asia/Pacific	510	1,508	6,754	1,639
All Other	(26,684)	(16,858)	(79,448)	(42,747)
Consolidated	$9,398	$14,495	$38,041	$47,279

Restructuring charges before income taxes
North America / HME	$-	$5	$-	$260
Invacare Supply Group	-	-	-	60
Institutional Products Group	-	(122)	-	49
Europe	-	818	-	3,252
Asia/Pacific	-	48	-	1,183
Consolidated	$-	$749	$-	$4,804

Earnings (loss) before income taxes excluding restructuring charges
North America / HME	$17,469	$14,134	$54,586	$39,375
Invacare Supply Group	3,099	1,932	7,547	5,434
Institutional Products Group	2,256	2,370	9,258	9,262
Europe	12,748	12,110	39,344	37,937
Asia/Pacific	510	1,556	6,754	2,822
All Other	(26,684)	(16,858)	(79,448)	(42,747)
Consolidated	$9,398	$15,224	$38,041	$52,083

“All Other” consists of unallocated corporate selling, general and administrative expense, which do not meet the quantitative criteria for determining reportable segments.  In addition, “All Other” earnings before income taxes includes loss on debt extinguishment including finance charges and associated fees.  For the quarter and year ended December 31, 2009, the “All Other” segment includes a charge for asset write-downs related to investments.

INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands)	December 31, 2010	December 31, 2009
Current Assets
Cash and cash equivalents	$48,462	$37,501
Trade receivables – net	252,004	263,014
Inventories – net	174,375	172,222
Deferred income taxes and other current assets	51,318	55,727
Total Current Assets	526,159	528,464

Other Assets	116,395	133,311
Plant and equipment – net	130,763	141,633
Goodwill	507,083	556,093
Total Assets	$1,280,400	$1,359,501

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$143,753	$141,059
Accrued expenses	130,079	142,293
Accrued income taxes	8,502	5,884
Short-term debt and current maturities of long-term debt	7,974	1,091
Total Current Liabilities	290,308	290,327

Long-Term Debt	238,090	272,234
Other Long-Term Obligations	99,591	95,703

Shareholders’ Equity	652,411	701,237
Total Liabilities and Shareholders’ Equity	$1,280,400	$1,359,501

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION FROM NET CASH PROVIDED BY
OPERATING ACTIVITIES TO FREE CASH FLOW (3)

(In thousands)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Net cash provided by operating activities	$47,727	$69,656	$122,207	$155,663
Plus:
Net cash impact related to restructuring activities	-	(441)	-	2,771
Less:
Purchases of property and equipment, net	(6,018)	(7,431)	(17,317)	(16,836)
Free Cash Flow	$41,709	$61,784	$104,890	$141,598

 (3) Free cash flow is a non-GAAP financial measure that is comprised of net cash provided by operating activities, excluding net cash impact related to restructuring activities less purchases of property and equipment, net of proceeds from sales of property and equipment.  Management believes that this financial measure provides meaningful information for evaluating the overall financial performance of the Company and its ability to repay debt or make future investments (including, for example, acquisitions).